Exhibit 10




                                 LOAN AGREEMENT
                                 BY AND BETWEEN
                               FLEET NATIONAL BANK
                                       AND
                             VALLEY RESOURCES, INC.

                                   $3,142,200
                                   ----------

                       TERM LOAN TO VALLEY RESOURCES, INC.
                       -----------------------------------

                                  June 30, 1997



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                                TABLE OF CONTENTS
                                -----------------

                                                                           Page

ARTICLE I.   DEFINITIONS AND ACCOUNTING AND OTHER TERMS................      1

     Section 1.1.   Certain Defined Terms..............................      1
     Section 1.2.   Accounting Terms...................................      7
     Section 1.3.   Other Terms........................................      8

ARTICLE 2    AMOUNT AND TERMS OF THE LOAN..............................      8

     Section 2.1.   Loans..............................................      8
     Section 2.2.   Interest...........................................      8
     Section 2.3.   Interest Rate Elections............................      9
     Section 2.4.   Interest in Absence of Interest Rate Election......      9
     Section 2.5.   Special Cost of Funds Provisions...................      9

          Section 2.5.1.   Interest Rate Elections.....................      9
          Section 2.5.2.   Voluntary Prepayment........................     10
          Section 2.5.3.   Involuntary Prepayment......................     10
          Section 2.5.4.   Prepayment Premium..........................     10

     Section 2.6.   Computation of Interest and Fees...................     11
     Section 2.7.   Origination Fee....................................     11
     Section 2.8.   Increase Costs - Capital...........................     11
     Section 2.9.   Notations..........................................     11
     Section 2.10.  Time and Place of Payments.........................     11
     Section 2.11.  Right of Setoff....................................     12
     Section 2.12.  Unconditional Obligations and No Deductions........     12
     Section 2.13.  Prepayment and Certain Payments....................     12

          Section 2.13.1.  Voluntary Prepayments.......................     12
          Section 2.13.2.  Mandatory Prepayment........................     13
          Section 2.13.3.  Absence of Designation of Payment or Prepayment  13

     Section 2.14.  Payment of Non-Business Days.......................     13
     Section 2.15.  Use of Proceeds....................................     13
     Section 2.16.  Security...........................................     13

ARTICLE 3    CONDITIONS OF LENDING.....................................     14

     Section 3.1.   Conditions Precedent to the Loans..................     14
          Section 3.1.1.   Financing Documents.........................     14
          Section 3.1.2.   Trustee's Certificate.......................     14
          Section 3.1.3.   Secretary's Certificate.....................     14
          Section 3.1.4.   Opinion of Borrower's Counsel...............     14
          Section 3.1.5.   Closing Certificates........................     14


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          Section 3.1.6.   Good Standing Certificates..................     15
          Section 3.1.7.   Discharge of Indebtedness...................     15
          Section 3.1.8.   KSOP Document...............................     15
          Section 3.1.9.   Acquisition Documents.......................     15
          Section 3.1.10.  Financial Reports...........................     15
          Section 3.1.11.  Other Documents.............................     15
          Section 3.1.12.  Counsel Fees................................     15

ARTICLE 4    REPRESENTATIONS AND WARRANTIES............................     16

     Section 4.1.   Organization and Existence.........................     16
     Section 4.2.   Authorization and Absence of Defaults..............     16
     Section 4.3.   Acquisition of Consents............................     16
     Section 4.4.   Validity and Enforceability........................     16
     Section 4.5.   Financial Information..............................     16
     Section 4.6.   No Litigation......................................     17
     Section 4.7.   Regulation U.......................................     17
     Section 4.8.   Absence of Adverse Agreements......................     18
     Section 4.9.   Taxes..............................................     18
     Section 4.10.  ERISA..............................................     18
     Section 4.11.  Validity of KSOP...................................     18
     Section 4.12.  Authority of the KSOP..............................     18
     Section 4.13.  Ownership of Properties............................     19
     Section 4.14.  No Investment Company..............................     19
     Section 4.15.  Solvency...........................................     19
     Section 4.16.  Licenses, Registrations, and Compliance with Laws..     19
     Section 4.17.  Principal Place of Business; Books and Records.....     19
     Section 4.18.  Subsidiaries.......................................     19
     Section 4.19.  Hazardous Waste....................................     20
     Section 4.20.  Accuracy of Representations and Warranties.........     20

ARTICLE 5    COVENANTS.................................................     20

     Section 5.1.   Affirmative Covenants of Borrower Other than Reporting
                    Requirements.......................................     20

          Section 5.1.1.   Payment of Taxes............................     20
          Section 5.1.2.   Maintenance of Insurance....................     20
          Section 5.1.3.   Registration of Securities..................     20
          Section 5.1.4.   Compliance with Securities Law Requirements.     21
          Section 5.1.5.   Preservation of Existance...................     21
          Section 5.1.6.   Maintenance of Properties...................     21
          Section 5.1.7.   Compliance with Laws........................     21
          Section 5.1.8.   Visitation Rights...........................     21
          Section 5.1.9.   Recordkeeping...............................     21
          Section 5.1.10.  Accounting System...........................     21
          Section 5.1.11.  Other Obligations...........................     22
          Section 5.1.12.  KSOP Continuation...........................     22
          Section 5.1.13.  Prevention..................................     22
          Section 5.1.14.  Ratio of Adjusted Indebtedness to Consolidated
                           Tangible Net Worth..........................     22


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          Section 5.1.15.  Minimum Consolidated Net Income.............     22
          Section 5.1.16.  Ratio of EBIT to Interest Expense...........     22
          Section 5.1.17.  Ratio of Funded Indebtedness to Capitalization   22
          Section 5.1.18.  Ratio of Adjusted Indebtedness to Total
                           Capitalization..............................     22

     Section 5.2.   Negative Covenants of the Borrower.................     22

          Section 5.2.1.   Liens.......................................     22
          Section 5.2.2.   Assumptions, Guaranties, Indebtedness of
                           Other Persons...............................     23
          Section 5.2.3.   Dissolution.................................     24
          Section 5.2.4.   Change in Nature of Business................     24
          Section 5.2.5.   Sale and Leaseback..........................     24
          Section 5.2.6.   Sale of Accounts............................     24
          Section 5.2.7.   Indebtedness................................     24
          Section 5.2.8.   Other Agreements............................     25
          Section 5.2.9.   Dividends, Payments and Distributions.......     25
          Section 5.2.10.  Sale of Assets..............................     25
          Section 5.2.11.  Investments in or to Other Persons..........     25
          Section 5.2.13.  Change of Fiscal Year.......................     26
          Section 5.2.14.  Supordination of Claims.....................     26
          Section 5.2.15.  Compliance with ERISA.......................     26
          Section 5.2.16.  Hazardous Waste.............................     26

     Section 5.3.   Reporting Requirements.............................     26

ARTICLE 6    EVENTS OF DEFAULT.........................................     28

     Section 6.1.   Events of Default..................................     28

ARTICLE 7    REMEDIES OF BANK..........................................     29

ARTICLE 8    MISCELLANEOUS.............................................     30

     Section 8.1.   Consent to Jurisdiction and Service of Process.....     30
     Section 8.2.   Rights and Remedies Cumulative.....................     31
     Section 8.3.   Delay or Omission Not Waiver.......................     31
     Section 8.4.   Waiver of Stay or Extension Laws...................     31
     Section 8.5.   Amendments, etc....................................     31
     Section 8.6.   Addresses for Notices, etc.........................     31
     Section 8.7.   Costs, Expenses and Taxes..........................     32
     Section 8.8.   Participants, Assignments..........................     32
     Section 8.9.   Brokers............................................     33
     Section 8.10.  Binding Effect, Assignment.........................     33
     Section 8.11.  Actual Knowledge...................................     33
     Section 8.12.  Governing Law......................................     33
     Section 8.13.  Severability of Provisions.........................     33
     Section 8.14.  Headings...........................................     33
     Section 8.15.  Counterparts.......................................     33

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                              SCHEDULE OF EXHIBITS
                              --------------------


Exhibit A - Form of Term Note
Exhibit B - Form of Interest Rate Election
Exhibit C - Designation of Authorized Representative
Exhibit D - Compliance Certificate Form
Exhibit E - Form of Opinion of Counsel to Borrower
Exhibit F - Pending Litigation
Exhibit G - Permitted Encumbrances and Capitalized Leases
Exhibit H - Subsidiaries of Borrower
Exhibit I - Form of Request
Exhibit J - Hazardous Waste Disclosure




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                                 LOAN AGREEMENT

     FLEET NATIONAL BANK, a national banking association organized under the laws of the United States (the "Bank") and VALLEY RESOURCES, INC., a Rhode Island corporation ("Borrower") hereby agree as follows:

                                   ARTICLE I.
                   DEFINITIONS AND ACCOUNTING AND OTHER TERMS

     Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adjusted Indebtedness" means, for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person') for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss, and
(iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations.

     "Affiliate" means singly and collectively, any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Borrower. For purposes of this definition, a Person shall be deemed to be "controlled by" the Borrower if the Borrower possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

     "Agreement" means this Loan Agreement.

     "Bank" has the meaning assigned in the first paragraph of this Agreement.

     "Borrowed Money" means any obligation to repay money, any Indebtedness evidenced by notes, bonds, debentures, guaranties or similar obligations including without limitation the Loan, and any obligation under a conditional sale or other title retention agreement, the net aggregate rentals under any Capitalized Lease Obligation or any lease which is the substantial equivalent of the financing of the property so leased and any reimbursement obligation for any drawing under a letter of credit.

     "Borrower" has the meaning assigned in the first paragraph of this Agreement.

     "Business Day" means any day on which banks in Providence, Rhode Island are not authorized or required to close.

     "Capital Lease Obligations" means all lease obligations which have been or should be, in accordance with GAAP capitalized on the books of the lessee.

     "Capitalization" means with respect to Borrower and the Subsidiaries the excess of (A) the sum of capital stock (except treasury stock), capital surplus, retained earnings and Funded Indebtedness (excluding current portions thereof) over (B) the sum of (x) those assets which, pursuant to generally accepted accounting principles, would be considered to be intangibles (including, but not limited to, goodwill, unamortized debt expense, deferred charges, but excluding utility recoverable assets).

     "Cash Equivalent Investments" means any Investment in (i) direct obligations of the United States or any agency, authority or instrumentality thereof, or obligations guaranteed by the United States or any agency, authority or instrumentality thereof, whether or not supported by the full faith and credit of, a right to borrow from or the ability to be purchased by the United States; (ii) commercial paper of the Bank or other commercial paper rated in the highest grade by a nationally recognized statistical rating agency or which, if not rated, is issued or guaranteed by any issuer with outstanding long-term debt rated A or better by any nationally recognized statistical rating agency; (iii) demand and time deposits with, and certificates of deposit and bankers acceptances issued by, any office of any Bank or any other bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $400,000,000;
(iv) any short-term note which has a rating of MIG-2 or better by Moody's Investors Service Inc. or a comparable rating from any other nationally recognized statistical rating agency; (v) any municipal bond or other governmental obligation (including without limitation any industrial revenue bond or project note) which is rated A or better by any nationally recognized statistical rating agency; (vi) any other obligation of any issuer, the outstanding long-term debt of which is rated A or better by any nationally recognized statistical rating agency; or (vii) any repurchase agreement with any financial institution described in clause (iii) above, relating to any of the foregoing instruments and fully collateralized by such instruments. Each Cash Equivalent Investment shall have a maturity of less than one year at the time of purchase; provided that the maturity of any repurchase agreement shall be deemed to be the repurchase date and not the maturity of the subject security and that the maturity of any variable or floating rate note subject to prepayment at the option of the holder shall be the period remaining (including any notice period remaining) before the holder is entitled to prepayment.

     "CFR" means the Code of Federal Regulations, as amended from time to time.

     "Closing Date" means the date on which all of the conditions precedent set forth in Section 3.1 of this Agreement have been satisfied and the Loan is made.

     "Code" means the Internal Revenue Code of 1986 as amended from time to time.
     "Commitment" means the Bank's commitments to make the Loans as set forth in
Section 2 up to the maximum outstanding amounts set forth therein.

     "Commonly Controlled Entity" means a Person, whether or not incorporated, which is under common control with the Borrower within the meaning of section 414(b) or (c) of the Code.

     "Consolidated Net Income" means, with respect to any period, Borrower's and Subsidiaries net income (loss), all determined on a consolidated basis in accordance with GAAP.

     "Consolidated Tangible Net Worth" means the Borrower's and the Subsidiaries' excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP, excluding however, from the determination of total assets (i) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs, and research and development costs, but excluding recoverable utility assets), (ii) treasury stock, (iii) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock, (iv) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the Person whose tangible net worth is being determined, (v) any upward reevaluation or other write-up in book value of assets subsequent to the date hereof and (vi) loans and advances to shareholders, directors, or officers of the Borrower or any of the Subsidiaries.

     "Consolidated Total Liabilities" means all Indebtedness of Borrower and Subsidiaries on a consolidated basis.

     "Cost of Funds Rate" means the rate of interest which the Bank is required to pay (or offering to pay) on the date in question for its borrowings and obligations (such as $100,000 certificates of deposit) having a term equal to the applicable Fixed Rate Term, as the Bank, in its sole discretion, may deem appropriate, but adjusted for reserve requirements and such other requirements as may be imposed by federal, state and/or local government and regulatory agencies and for fees assessed by the Bank's Treasury Department, all as determined in the Bank's sole discretion.

     "Current Indebtedness" means all Adjusted Indebtedness maturing or which by its terms may become due or payable not more than 12 months from the date of its creation or incurrence and which is not renewable at the option of the Person to whom the test is applied to a date beyond one year from the date of its creation or incurrence.

     "Debt Service" means the amount needed by the Borrower from time to time to pay principal, interest, fees and expenses on its Indebtedness, including Indebtedness to Bank, but excluding Indebtedness to trade creditors which is not overdue.

     "Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

     "EBIT" means, with respect to any period, Consolidated Net Income for such period plus extraordinary charges (minus extraordinary credits) for such period, plus the amount of income taxes paid, accrued or deferred, (minus income tax credits received or accrued) for such period, plus Interest Expense paid or accrued for such period, minus interest income and dividends earned for such period, minus undistributed equity in earnings (plus equity in losses), all determined on a consolidated basis in accordance with GAAP.

     "Effective Prime" means the Prime Rate.

     "Employer Securities" has the meaning as assigned in the KSOP Plan.

     "ERISA" means the Employment Retirement Income Security Act of 1974 as amended from time to time.

     "Events of Default" has the meaning assigned to that term in Section 6.1 of this Agreement.

     "Exhibit" means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference fully incorporated in this Agreement.

     "Financing Documents" means, collectively, this Agreement, the Note, the Security Documents, and each other agreement, instrument or document now or hereafter executed in connection herewith or therewith.

     "Fixed Rate" means, for any Fixed Rate Term, the Cost of Funds Rate for such Fixed Rate Term plus three quarter percent (.75%) per annum.

     "Fixed Rate Loan" means that portion of the Loans bearing interest at the Fixed Rate.

     "Fixed Rate Term" has the meaning assigned thereto in Section 2.5.1.

     "Funded Indebtedness" means all Adjusted Indebtedness maturing or which by its terms may become due or payable more than one year from the date of its creation or incurrence and all Adjusted Indebtedness maturing or which by its terms may become due or payable not more than one year from such date which is renewable at the option of the Person to whom the test is applied to a date beyond one year from such date. In computing Funded Indebtedness there shall be excluded Adjusted Indebtedness, the evidence of which is in the possession of and owned by the Company, and Adjusted Indebtedness for the payment, prepayment or redemption of which the requisite moneys have been deposited with the trustee under the indenture or other instrument pursuant to which such Adjusted Indebtedness was issued and with respect to which any requisite notice of redemption or prepayment has been given or provision satisfactory to such trustee for the giving thereof has been made.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States of America, as applied in the case of regulated public utilities.

     "Hazardous Waste" means any "hazardous substance" or "hazardous waste" as defined in the Hazardous Waste Laws, including, without limitation (whether or not included in the definition contained in the Hazardous Waste Laws), PCB's, asbestos, radon and other chemicals which would be materially dangerous to the environment or to human beings.

     "Hazardous Waste Laws" means the Hazardous Waste Management Act of 1978, R.I.G.L. '23-19.1-1 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, and any and all other federal, state or local laws governing the existence, release, generation, storage or disposal of any hazardous or toxic materials, and the regulations adopted pursuant thereto.

     "Indebtedness" means, for any Person, (i) all indebtedness or other obligations of said Person for Borrowed Money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person ("Other Person") for Borrowed Money or for the deferred purchase price of property or services, the payment or collection of which said Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which said Person is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase or lease, to provide funds for payment, to supply funds to purchase, sell or lease property or services primarily to assure a creditor of such Other Person against loss or otherwise to invest in or make a loan to the Other Person, or otherwise to assure a creditor of such Other Person against loss,
(iii) all indebtedness or other obligations of any Person for Borrowed Money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property owned by said Person, whether or not said Person has assumed or become liable for the payment of such indebtedness or obligations, (iv) Capitalized Lease Obligations of said Person and (v) all other liabilities or obligations of said Person which would, in accordance with GAAP, be classified as liabilities of such a Person.

     "Interest Adjustment Date" means (i) as to any Prime Rate Loan, the Business Day elected by the Borrower in its applicable Interest Rate Election, but being not less than thirty (30) Business Days after the receipt by the Bank before 12:00 o'clock Noon on a Business Day of an Interest Rate Election changing the interest rate on such Loan to the Prime Rate; and (ii) as to any Fixed Rate Loan, the last Business Day of the Fixed Rate Term pertaining to such Fixed Rate Loan.

     "Interest Expense" means, with respect to any period, the aggregate amount needed by Borrower and the Subsidiaries to pay interest, fees, charges and expenses accrued or incurred during such period, all as reported on Borrower's consolidated statements of income in accordance with GAAP.

     "Interest Rate Election" means Borrower's irrevocable telecopied or telephonic notice which shall be promptly confirmed by a written notice of election that Effective Prime or the Fixed Rate shall apply to all of the principal balance of the Loans then outstanding, which shall, subject to this Agreement, be effective on the next Interest Adjustment Date, such telecopied, telephonic or written notice and written confirmation thereof to be in the form of Exhibit C and to be received by the Bank prior to 12:00 o'clock Noon on a Business Day and at least one (1) Business Day prior to an Interest Adjustment Date, each such Interest Rate Election, subject to the terms of this Agreement, to effect a change in the interest rate on all of the principal balance of the Loans then outstanding, with respect to which such Interest Rate Election was made, such change to occur on the Interest Adjustment Date next succeeding receipt of such telecopied or telephonic Interest Rate Election by the Bank. Any telecopied or telephonic Interest Rate Election received by the Bank after 12 o'clock Noon on a Business Day shall be deemed, for all purposes of this Agreement to have been received prior to 12 o'clock Noon on the next succeeding Business Day.

     "Investment" means any investment in any Person whether by means of a purchase of capital stock, notes, bonds, debentures or other evidences of Indebtedness and/or by means of a capital or partnership contribution, loan, deposit, advance or otherwise.

     "KSOP" means the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan effective January 1, 1997 as defined by the KSOP Plan.

     "KSOP Note" means the promissory note of the KSOP payable to the Borrower of even date herewith in the maximum principal amount of $3,142,200.

     "KSOP Plan" means the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan established by the Borrower as of January 1, 1997 and the Valley Resources Inc. 401(k) Employee Stock Ownership Agreement Plan Trust Agreement, by and between the Borrower and the Trustee dated as of January 1, 1997, as such plan and trust agreement may have been or be amended.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement and any Capitalized Lease Obligation) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     "Loans" and "Loan" means at any time the outstanding amount of Indebtedness under the Loans evidenced by the Note, and if the context so requires, each advance of funds to the Borrower pursuant to a Request and Interest Rate Election subject to and in accordance with this Agreement.

     "Multiemployer Plan" means a multiemployer Plan as defined in Title IV of ERISA.

     "Note" means the promissory note of the Borrower payable to the order of the Bank in substantially the form of Exhibit A.

     "Officer's Certificate" means a certificate signed by the President or Vice President and delivered to Bank.

     "PBGC" means the Pension Benefit Guarantee Corporation established pursuant to subtitle A of Title 4 of ERISA.

     "Person" means an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Plan" means an employee benefit plan or other plan maintained for employees of the Borrower or any Commonly Controlled Entity and covered by Title IV of ERISA.

     "PMSI" means purchase money security interest as defined under the Uniform Commercial Code, as amended from time to time.

     "Prime Rate" means the floating rate of interest per annum designated from time to time by the Bank as being its "prime rate" of interest, such interest rate to be adjusted on the effective date of any change thereof by the Bank it being understood that such rate of interest may not be the lowest rate of interest from time to time charged by the Bank.

     "Prime Rate Loan" means that portion of the Loans bearing interest at Effective Prime.

     "Property" means any real property in which Borrower or any Subsidiary has an interest.

     "Repayment Date" means the earlier to occur of (i) the last Business Day of July, 2007, or (ii) such date on which any of the obligations of the Borrower to the Bank under any of the Financing Documents shall have become immediately due and payable.

     "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA.

     "Request" means a written request for a Loan in the form of Exhibit I, received by the Bank from Borrower, at the time and on the Business Day stipulated for an Interest Rate Election in accordance with this Agreement, specifying the amount of the Loan, the date on which Borrower desires such Loan, and accompanied by an Interest Rate Election for such Loan.

     "Section" means, when followed by a number, the section or subsection of this Agreement bearing that number.

     "Security Documents" means any and all documents, instruments and agreements now or hereafter providing security for the Loan, including without limitation the following of even date herewith: (1) that certain Borrower's stock pledge agreement to Bank of its interest in the shares of Valley Appliance and Merchandising Company and Valley Propane, Inc.; (2) collateral assignment to Bank of all interest of Borrower with respect to KSOP stock pledge agreement to Borrower of all interest in shares of Borrower and (3) Borrower pledge agreement to Bank of all interest in $3,142,200 promissory note of KSOP payable to the order of the Borrower; (4) $3,142,200 promissory note of KSOP; and (5) UCC-1 financing statements or similar filings perfecting the above-referenced security interests, all as executed, delivered to and accepted by Bank on or prior to the Closing Date, as same may be amended in writing from time to time by Bank, Borrower and/or a Subsidiary, as the case may be.

     "Single Employer Plan" means any Plan which is not a Multiemployer Plan.

     "Subsidiary" means any corporation, if any, of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by Borrower or by Borrower and/or one or more Subsidiaries or the management of which corporation is under control of Borrower and/or one or more Subsidiaries, directly or indirectly, through one or more Persons and any Person which, under GAAP, should at any time for financial reporting purposes be consolidated with Borrower and/or any other Subsidiary.

     "Total Capitalization" means the sum of Capitalization and Current Indebtedness.

     "Trustee" means NYL Trust Company, a New York corporation, as trustee under the KSOP Plan, or any successor trustee.

     Section 1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

     Section 1.3. Other Terms. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time herein shall be to the local time of Providence, Rhode Island.

                                    ARTICLE 2
                          AMOUNT AND TERMS OF THE LOAN

     Section 2.1. Loans. The Bank agrees, subject to the terms and conditions contained in this Agreement, to make advances of funds to Borrower from time to time after receipt by the Bank of, and at the times provided for in, a Request and an Interest Rate Election from Borrower in accordance with Article 3, infra, during the period commencing on the Closing Date and ending on the Business Day immediately preceding the Repayment Date, in an aggregate principal amount equal to Three Million One Hundred Forty-two Thousand Two Hundred and 00/100 Dollars ($3,142,200.00). The maximum amount of any advance available to Borrower shall be determined by subtracting from $3,142,200 the aggregate amount of advances previously made by Bank to Borrower in respect of the Loan. Payments made in respect of the Loan shall not be considered in determining any remaining amount available for advances so that Borrower shall not be entitled to reborrow any amounts paid. The Loan shall be evidenced by the Note (completed and duly executed by the Borrower in accordance with this Agreement), delivered to the Bank on the Closing Date in accordance with Article 3, infra, in a maximum principal amount equal to $3,142,200. The Loan shall be repaid in one hundred and nineteen consecutive monthly installments of principal, each in the minimum amount of $12,500 and each due and payable on the last Business Day of each calendar month commencing July 31, 1997 and a final consecutive monthly installment of principal due and payable on the last Business Day of July, 2007 in amount equal to the entire outstanding principal balance of the Loan.

IN ALL EVENTS, THE OUTSTANDING PRINCIPAL BALANCE OF THE LOAN, TOGETHER WITH ALL INTEREST, FEES, CHARGES, COSTS AND EXPENSES ACCRUED THEREON SHALL BE PAID TO BANK NOT LATER THAN THE REPAYMENT DATE.

     The amount of each installment payment hereunder shall be applied first to interest accrued, the remainder to any fees, charges, costs, or expenses then due, and the remainder to the then outstanding principal balance of the Loan.

     Borrower shall deliver to Bank a certificate or letter in the form of Exhibit C certifying to Bank the names of all persons ("Authorized Representatives") who are authorized by and on behalf of Borrower to request advances under the Loans and make payments on the Loans.

     Section 2.2. Interest. Interest shall accrue on the Loan at Effective Prime or the Fixed Rate, all in accordance with each Interest Rate Election applicable to the Loan and subject to and in accordance with the terms and conditions of this Agreement and the Note. The Borrower shall pay such interest in arrears on the Loan outstanding from time to time after the Closing Date, monthly on the last Business Day of each calendar month, commencing July 31, 1997, and, on each Interest Adjustment Date.

     Section 2.3. Interest Rate Elections.

     2.3.1 Subject to the terms and conditions of this Agreement, the Borrower shall have the right, exercisable by submission of Interest Rate Elections to be effective on the applicable Interest Adjustment Date for the Loans to elect Effective Prime or the Fixed Rate as the interest rate on the then-outstanding principal balance of the Loans, but on not less than the of the then-outstanding principal balance, that is subject to an Interest Rate Election on such Interest Adjustment Date. The Borrower may have up to 4 Interest Rate Elections in effect at any one time.

     2.3.2 Interest Rate Elections with regard to the Fixed Rate shall be governed by Section 2.5.

     Section 2.4. Interest in Absence of Interest Rate Election. If at any time all or any portion of the outstanding principal balance of the Loans is not subject to an Interest Rate Election because an Interest Adjustment Date occurs and the Bank has not received a timely Interest Rate Election from the Borrower which is effective in accordance with the terms and conditions of this Agreement on such Interest Adjustment Date, the interest rate on all or said portion of said outstanding principal balance which is not subject to an Interest Rate Election shall thereupon be and remain Effective Prime until occurrence of an Interest Adjustment Date applicable to said principal balance of the Loans for which the Bank shall have received a timely Interest Rate Election effective in accordance with the terms and conditions of this Agreement on such Interest Adjustment Date and which elects another available interest rate on all or said portion (as the case may be) of the thenoutstanding principal balance of the Loans.

     Section 2.5. Special Cost of Funds Provisions. The Fixed Rate Loans shall be subject to and governed by the following terms and conditions:

     2.5.1 Interest Rate Elections. The Borrower shall have the right, by submission of an Interest Rate Elections to the Bank, to elect that the interest rate payable on all or a minimum $100,000 portion of the then-outstanding principal balance of the Loans on an Interest Adjustment Date applicable thereto, shall be the Fixed Rate, as the same shall exist on the date in question for such term (the "Fixed Rate Term"), for periods of 30, 60 or 90 days, as the Bank shall offer to the Borrower in its sole discretion and the Borrower shall select; provided, however, that in no event may any Fixed Rate Term end after the Repayment Date. In its initial Interest Rate Election, the Borrower shall elect that either Effective Prime or the Fixed Rate offered by the Bank for a specified Fixed Rate Term shall apply to the Loan being made on the Closing Date. Thereafter, once Effective Prime become applicable, Effective Prime must remain in effect for a minimum of 30 days, and once a Fixed Rate becomes applicable, such Fixed Rate must remain in effect for the applicable Fixed Rate Term. An Interest Rate Election electing the Fixed Rate shall only apply to a portion of the Loans outstanding at the time of election in a minimum principal amount of $100,000. On the last Business Day of any agreed upon Fixed Rate Term then in effect, or at any time after the expiration of such 30 day period during which Effective Prime must be in effect, the Borrower may submit to the Bank a new Interest Rate Election electing the Fixed Rate, at which time the Bank shall inform the Borrower of the Fixed Rate and the Fixed Rate Term which the Bank is then prepared to offer the Borrower, and the Borrower shall immediately elect whether or not to accept same. The Bank shall not be required to offer the Borrower a Fixed Rate if, at the time in question, the time remaining until the Repayment Date is less than the greater of 30 days or such larger Fixed Rate Term which the Bank determines to be available on the day in question, nor shall the Bank be required to offer the Borrower a Fixed Rate Term which would end after the Repayment Date. If, upon the expiration of any Fixed Rate Term, the Borrower fails to contact the Bank and make such an Interest Rate Election, as to all of the Loans which were subject to the Fixed Rate in question, Effective Prime shall thereafter be deemed to be the applicable interest rate payable on such Loans until such later date (not sooner than 30 days later), as the Borrower may again elect to convert to a Fixed Rate as set forth above. As to any portion of the Loans at any time not subject to a Fixed Rate, the interest rate payable with respect thereto shall be Effective Prime, as elsewhere provided under the terms of this Agreement. Upon the Borrower's making any telephonic election of a Fixed Rate, the Borrower shall contemporaneously submit to the Bank a written Interest Rate Election specifying that commencing with the date in question, the applicable interest rate for a specified portion of the Loans of at least $100,000 shall be the Fixed Rate offered by the Bank which shall remain in effect for a specified Fixed Rate Term.

     2.5.2 Voluntary Prepayment. The Borrower shall be permitted to voluntarily prepay, in whole or in part, any Fixed Rate Loan at any time, subject to the Borrower giving the Bank not less than 30 Business Days prior written notice thereof, subject to current market conditions, as determined by the Bank, and, subject to the Borrower's payment to the Bank of a prepayment premium in an amount computed as provided below. In the event, of any such voluntary prepayment the date upon which such computation of such prepayment premium is based (the "Determination Date") shall be the date upon which such prepayment is made.

     2.5.3 Involuntary Prepayment. If the obligations of the Borrower to the Bank evidenced by any of the Financing Documents shall be accelerated, by reason of the occurrence of an Event of Default thereunder or for any other reason, then upon the Bank's demand made at any time thereafter the Borrower shall pay to the Bank a prepayment premium in respect of any Fixed Rate Loans in an amount computed as provided below. In such event the Determination Date upon which the computation of such prepayment premium is based shall be such date as may be selected by the Bank, in its sole discretion, within the period commencing with the date of such acceleration and ending on the last day of any applicable Fixed Rate Term. In the event of such acceleration, an involuntary prepayment of all Fixed Rate Loans shall be deemed to have occurred upon the Determination Date selected by the Bank regardless of whether funds are actually received by the Bank.

     2.5.4 Prepayment Premium. The prepayment premium to be paid by the Borrower shall be computed as follows: the latest published rate preceding the Determination Date for United States Treasury Note or Bills (Bills on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release with a maturity date closest to the expiration date of the applicable Fixed Rate Term shall be subtracted from the applicable Fixed Rate. If the result is zero or a negative number, there shall be no prepayment premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount will be divided by 360 and multiplied by the number of days remaining between the Determination Date and the expiration date of the applicable Fixed Rate Term (the "Unexpired Term"). Said amount shall be reduced to present value calculated by using the above referenced United States Treasury Note or Bill rate and assuming that said amount will be paid in equal monthly installments over the Unexpired Term, commencing 30 days after the Determination Date. The resulting amount shall be the prepayment premium due to the Bank.

     Section 2.6. Computation of Interest and Fees. Interest and fees due under this Agreement and under the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.7. Origination Fee. On the Closing Date, Borrower shall pay to Bank an origination fee in the amount of Ten Thousand and 00/100 Dollars ($10,000.00).

     Section 2.8. Increased Costs - Capital. If, after the date hereof, Bank shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any policy, guideline, directive or request regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank, as a consequence of the obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration the policies of Bank with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the capital of Bank was fully utilized prior to such adoption, change or compliance), then Borrower shall pay to Bank from time to time as specified by Bank such additional amounts as shall be sufficient to compensate Bank for such reduced return, each such payment to be made by Borrower within five (5) Business Days after each demand by Bank. A certificate of one of the officers of Bank setting forth the amount to be paid to Bank hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, Bank may use any reasonable averaging and attribution methods. Bank will use its best efforts to inform Borrower of any event occurring after the date hereof which will require payments to be made under this section promptly after Bank becomes aware of such event, but the failure of Bank so to inform Borrower shall not affect any of the obligations of Borrower hereunder.

     Section 2.9. Notations. At the time of the making of the Loans and each payment or prepayment of principal, interest, fees and other sums due in connection with this Agreement and/or the Note, Bank may enter upon its records an appropriate notation evidencing the Loans and/or such payment or prepayment. No failure to make any such notation shall affect Borrower's unconditional obligations to repay the Loans, and all interest, fees and other sums due in connection with this Agreement and/or the Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment by Borrower. However, in the absence of manifest error, such notations and Bank's records containing such notations shall constitute conclusive evidence of the facts stated therein, including, without limitation, the outstanding amount of the Loans and all amounts due and owing to Bank at any time. Any such notations and Bank's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, the Loan, or the Note.

         Section 2.10.  Time and Place of Payments.

     All payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under the Note shall be made to the Bank at the address referred to in Section 8.6 in Dollars and in immediately available funds prior to 1 o'clock P.M. on the Business Day that such payment is due provided that Borrower hereby authorizes and instructs Bank to charge against its accounts, if any, with Bank on each payment date hereunder and under the Note, an amount up to the principal, interest and fees due and payable to Bank hereunder and under the Note, and such charge shall be deemed payment hereunder, and under the Note, to the extent that immediately available funds are then in such accounts. Borrower may revoke the foregoing instruction by written notice to Bank given in accordance with this Agreement. In addition, Borrower hereby irrevocably authorizes Bank, if and to the extent payment of any installment of principal, interest and/or fees hereunder and/or under the Note is not made when due, to charge against any or all of its accounts with Bank an amount equal to the amount thereof not paid when due. Any such payment or prepayment which is received by Bank in Dollars and in immediately available funds after 1 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default has occurred under Paragraph 6.1.1, any such payment or prepayment if received by Bank prior to the close of Bank's business on a Business Day shall be deemed received on such Business Day.

     Section 2.11. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, without notice to Borrower and/or any Subsidiaries (any such notice being expressly waived by Borrower and any Subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final, and other than impressed payroll accounts and any postretirement medical benefits accounts) at any time held and other Indebtedness at any time owing by Bank to or for the credit or the account of Borrower and any Subsidiaries against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the Note irrespective of whether or not Bank shall have made any demand under this Agreement, the Note and although such obligations may be unmatured. Bank agrees to provide prompt notice after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Bank under this section are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

     Section 2.12. Unconditional Obligations and No Deductions. Borrower's obligation to make all payments by it provided for in this Agreement and/or the Note shall be unconditional. Each such payment shall be made without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

     Section 2.13. Prepayment and Certain Payments.

     2.13.1 Voluntary Prepayments. All or any portion of the unpaid principal balance of any Prime Rate Loan may be prepaid at any time by a payment to the Bank of immediately available Dollars by the Borrower, all or any portion of the unpaid principal balance of any Fixed Rate Loan may be prepaid or paid to the Bank by a payment of immediately available Dollars on the Interest Adjustment Date for such Loan, upon concurrent telephonic or telecopied notice promptly confirmed in writing, without premium or penalty, except as provided in Section 2.5; provided that all such payments and prepayments of Fixed Rate Loans shall be accompanied by the interest accrued on the principal amount being paid or prepaid through the date of payment or prepayment and provided further that each such partial payment or prepayment of principal of a Fixed Rate Loan shall be in such amount so that each outstanding Fixed Rate Loan remains in a principal amount of at least One Hundred Thousand and 00/100 Dollars ($100,000.00). Any prepayment of the Loans shall be applied to installments thereof in the inverse order of maturity.

     2.13.2. Mandatory Prepayment. In the event that the KSOP repays an amount of principal or interest on its loan from the Borrower KSOP or the amount owing by the KSOP in any calendar year is reduced in either case by amounts in excess of the amount payable by the Borrower on the Loan, the Borrower shall, on the last Business Day of such calendar year, prepay to the Bank an amount of principal of the Loan equal to such excess, any such prepayment to be applied to installments of the Loan in the inverse order of maturity.

     2.13.3. Absence of Designation of Payment or Prepayment. In the event that or to the extent that at the time of any payment or prepayment of all or any portion of the Loans, the Borrower fails to provide the Bank with telephoned or telecopied notice confirmed in writing designating whether such payment or prepayment is a payment or prepayment of Prime Rate Loans or Fixed Rate Loans, the Bank shall allocate any such payment or prepayment to outstanding Prime Rate Loans, if any, until paid or prepaid in full and thereafter to such Loans as the Bank, in its complete discretion, may designate or select. Upon acceleration or for any other reason, and on the date any payment is due hereunder, the amount of Prime Rate Loans, if any, plus the amount of Fixed Rate Loans as to which such date is an Interest Adjustment Date for such Fixed Rate Loans is less than the amount of such required payment or prepayment, such payment or prepayment shall nevertheless be paid in full by the Borrower when due and the proceeds thereof will, to the extent not directed to be applied first to outstanding Prime Rate Loans shall be applied to outstanding Prime Rate Loans until paid in full, and thereafter to such Loans as the Bank, in its complete discretion, may designate or select.

     Section 2.14. Payment on Non-Business Days. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under the Note.

     Section 2.15. Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely for the purpose of repaying a $1,405,000 term loan from the Bank for the purpose of making a loan to the KSOP, the proceeds of which shall be used solely for purposes of (a) paying off indebtedness to the Bank in the amount of $1,405,000, the proceeds of which were used to purchase Employer Securities in accordance with the KSOP Plan, (b) paying off Indebtedness owing by the KSOP to Valley Gas Company, the proceeds of which were used to purchase Employer Securities in accordance with the predecessor plan to the KSOP plan, and (c) purchasing Employer Securities pursuant to the terms and conditions contained in the KSOP Plan, and subject to the provisions of this Agreement.

     Section 2.16. Security. Borrower's obligations hereunder shall be secured by the Security Documents.

                                   ARTICLE 3.
                              CONDITIONS OF LENDING

     Section 3.1. Conditions Precedent to the Loan. The obligation of Bank to make the Loans is subject to performance by Borrower of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incident to the transactions contemplated hereby or incidental to the Loans shall be satisfactory to counsel for Bank, and Bank, at its request, shall have received before, or otherwise on, the Closing Date all of the following, each dated the Closing Date or another date acceptable to Bank and each to be in the form and substance approved by Bank on the date on which this Agreement is executed and delivered by the parties hereto:

     3.1.1 Financing Documents. The Financing Documents duly executed and delivered, as appropriate, by Borrower and each party thereto.

     3.1.2 Trustee's Certificate. A certificate duly executed and delivered by Trustee authorizing and approving such of the Financing Documents to which the KSOP is a party, the loan documents relating to the loan by the Borrower to the KSOP and other matters contemplated hereby and certifying as to the power, identity and signature of each person authorized to sign and deliver each Financing Document to be executed and delivered by or on behalf of the KSOP. The Bank may conclusively rely on such Trustee's certificate until the Bank shall receive a further certificate of the Trustee canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     3.1.3 Secretary's Certificate. Certificate of the clerk or secretary of Borrower, certifying as to the resolutions of the board of directors and/or shareholders of Borrower authorizing and approving such of the Financing Documents to which Borrower is a party and other matters contemplated hereby and certifying as to the names and signatures of each officer of Borrower authorized to sign and deliver each Financing Document to be executed and delivered by or on behalf of Borrower. Bank may conclusively rely on each such clerk's or secretary's certificate until Bank shall receive a further certificate of the clerk or secretary of Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

     3.1.4 Opinion of Borrower's Counsel. Favorable opinion of Wallis M. Koutsogiane, counsel for Borrower and the Subsidiaries, substantially in the form of Exhibit E.

     3.1.5  Closing Certificates.  The following certificates:

     A.     Officer's Certificate of Borrower stating that:

                           (i) The representations and warranties contained in Article 4 are correct on and as of the Closing Date as though made on and as of such date;

                           (ii) No Default or Event of Default has occurred and is continuing, or would result from the making of the Loan; and

                           (iii) From August 31, 1996 to the Closing Date there has been no material adverse change in the financial condition or operations of Borrower or the Subsidiaries.

     B. A certificate executed and delivered by Trustee stating that no Default or Event of Default has occurred and is continuing, or would result from the making of the loan by the Borrower to the KSOP, and that from January 1, 1997 to the Closing Date there has been no material adverse change in the financial condition or operations of the KSOP.

     3.1.6 Good Standing Certificates. Certificates of the Secretary of State and of the Department of Taxation (Tax Certificate) of the State of Rhode Island, dated reasonably near the Closing Date, stating that Borrower and each Subsidiary is duly organized or qualified and in good standing as a corporation in such state and that Borrower and each Subsidiary has paid all franchise and other taxes required to be filed or paid to the date of such certificate.

     3.1.7 Discharge of Indebtedness. All documents, instruments and agreements necessary to terminate, cancel or discharge the documents, instruments and agreements evidencing or securing any and all existing Indebtedness for Borrowed Money of Borrower, the Subsidiaries and the KSOP other than that listed in Exhibit G.

     3.1.8 KSOP Documents. True copies of the KSOP Plan and such other documents, agreements, or instruments deemed necessary by Bank to establish the validity of the KSOP.

     3.1.9 Acquisition Documents. True copies of all documents, agreements and instruments pertaining to the KSOP's acquisition of Employer Securities.

     3.1.10 Financial Reports. True copies of the financial statements and other information required pursuant to Section 4.5 and any revisions thereto and such other evidence as deemed necessary by Bank to establish Borrower's, each Subsidiary's and the KSOP's solvency, ability to pay debts generally as they mature and sufficiency of capital for an ongoing business.

     3.1.11 Other Documents. Such other information about Borrower, the KSOP and the Subsidiaries, and/or their assets, business and/or financial condition as Bank may reasonably request.

     3.1.12 Counsel Fees. Payment of all fees and disbursements of Bank's attorneys in connection with the negotiation, preparation, amendment, execution and delivery of the Financing Documents.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Bank that after giving effect to the Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Loans):

     Section 4.1 Organization and Existence. Borrower and each Subsidiary are duly organized, validly existing and in good standing under the laws of the state of their organization and are duly qualified to do business in all jurisdictions in which such qualification is required, except where failure to so qualify would not have a material adverse effect on their financial condition or business on a consolidated basis, and have all requisite power and authority to conduct their businesses, to own their properties and to execute and deliver, and to perform all of their obligations under the Financing Documents.

     Section 4.2 Authorization and Absence of Defaults. The execution, delivery to Bank and performance by Borrower, the KSOP and each Subsidiary of the Financing Documents have been duly authorized by all necessary legal and governmental action and do not and will not (i) require any consent or approval of any Person or of the shareholders or board of directors of Borrower or of any Affiliate or Subsidiary which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower, the KSOP, any Affiliate and/or any Subsidiary and/or the articles of incorporation or by-laws, where applicable, of Borrower, the KSOP, any Affiliate and/or any Subsidiary, (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower, the KSOP, any Affiliate and/or any Subsidiary is or are a party or parties or by which it or they or its or their properties may be bound or affected; or (iv) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues other than Liens granted to Bank by the Security Documents. Borrower and each Subsidiary are in compliance with any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, except where the failure to be in compliance is immaterial to the financial condition or business of Borrower, the KSOP and each Subsidiary on a consolidated basis, and the condition or business of the KSOP.

     Section 4.3 Acquisition of Consents. No authorization, consent, approval, license, exemption of or filing or registration with any Person, court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including the Rhode Island Public Utility Commission and the Rhode Island Division of Public Utilities and Carriers, is or will be necessary to the valid execution and delivery to Bank or performance by Borrower, the KSOP and each Subsidiary of each Financing Document to which it is a party.

     Section 4.4 Validity and Enforceability. Each of the Financing Documents when delivered hereunder will constitute the legal, valid and binding obligations of the parties thereto, other than Bank, enforceable against the parties thereto, other than Bank, in accordance with their respective terms.

     Section 4.5 Financial Information. The following information with respect to the Borrower has heretofore been furnished to the Bank:

                      (i) the consolidated balance sheets and consolidated statements of capitalization of the Borrower and Subsidiaries as at August 31, l996 together with consolidated statements of earnings, cash flows and changes in common stock equity for the fiscal year then ending, certified by Grant Thornton, independent certified public accountants;

                      (ii) the unaudited consolidated balance sheet of the Borrower and Subsidiaries as at February 28, l997 together with the unaudited consolidated statements of earnings for the six-month period then ended; and

                      (iii) the unaudited pro forma consolidated balance sheet of the Borrower and Subsidiaries as of February 28, l997, giving effect to the initial Loan.

Each of the financial statements referred to above in Section 4.5 (i) and (ii) was prepared in accordance with GAAP applied on a consistent basis subject in the case of interim statements, to year-end adjustments and the absence of certain statements and footnotes. Each of the financial statements referred to above in Section 4.5 (i) through (iii), fairly presents the financial condition of the Person being reported on at such dates (and, in the case of clauses (i) and (ii)), the results of operations for the periods then-ended) and is complete and correct in all material respects, subject in the case of interim financial statements, to year-end adjustments and the absence of certain financial statements and footnotes. Since August 31, 1996, there has been no material adverse change in the financial condition or operations of the Borrower and Subsidiaries on a consolidated basis.

     Section 4.6 No Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or any Subsidiary threatened against or affecting Borrower, Trustee, the KSOP, any Affiliate and/or any Subsidiary or any of their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Borrower, Trustee, the KSOP, any Affiliate and/or any Subsidiary would draw into question the legal existence of Borrower, the KSOP and/or any Subsidiary and/or the validity, authorization and/or enforceability of the Financing Documents and/or any provision thereof and/or could have a material adverse effect on the financial condition, properties, or operations on a consolidated basis of Borrower and each Subsidiary except those matters, if any, described on Exhibit F none of which, in Borrower's good faith opinion, will have such a material adverse effect.

     Section 4.7 Regulation U. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR Part 221), does not own and has no present intention of acquiring any such margin stock or a "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR, Part 207). None of the proceeds of the Loan will be used directly or indirectly by Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any such margin security or margin stock or for any other purpose which might constitute the transaction contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under either said statute.

     Section 4.8 Absence of Adverse Agreements. Neither Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate restriction which would have a material adverse effect on the business, properties, assets, operations or condition, financial or otherwise, of Borrower and any Subsidiary on a consolidated basis or on the ability of the Borrower or any Subsidiary to carry out its obligations under the Financing Documents.

     Section 4.9 Taxes. Borrower, the KSOP and each Subsidiary have filed all tax returns (federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

     Section 4.10 ERISA. Borrower and any Commonly Controlled Entity do not maintain or contribute to any Single Employer Plan which is not in substantial compliance with ERISA, as amended, or which has incurred any accumulated funding deficiency within the meaning of Section 412 and 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Borrower and any Commonly Controlled Entity have not incurred any liability to the PBGC in connection with any Plan covering any employees of Borrower or any Commonly Controlled Entity, or ceased operations at any facility or withdrawn from any Plan in a manner which could subject any of them to liability under section 4062(e), 4063 or 4064 of ERISA, and know of no facts or circumstance which might give rise to any liability of Borrower or any Commonly Controlled Entity to the PBGC under Title IV of ERISA. Borrower and any Commonly Controlled Entity have not incurred any withdrawal liability (including but not limited to any contingent or secondary withdrawal liability) within the meaning of sections 4201 and 4202 of ERISA, to any Multiemployer Plan, and no event has occurred, and there exists no condition or set of circumstances, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to a Multiemployer Plan.

     Full payment has been made of all amounts which Borrower and any Commonly Controlled Entity are required to have paid as contributions to any Plan under applicable law or under any Plan or any agreement relating to any Plan to which Borrower or any Commonly Controlled Entity is a party. Borrower and each Commonly Controlled Entity have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Plan or related agreements.

     Neither Borrower nor any Commonly Controlled Entity has any knowledge, or reason to believe, that a Reportable Event has occurred with respect to any Plan.

     Section 4.11. Validity of the KSOP. The KSOP Plan is valid, binding and enforceable under the laws of the State of Rhode Island. The KSOP is a duly organized and validly existing "employee stock ownership plan" as defined in Sections 133(c) and 4975(e)(7) of the Code, applicable Regulations and Section 407(d)(6) of ERISA, and a determination letter has been applied for from the Internal Revenue Service requesting a favorable determination that the KSOP is qualified under Section 401(a) of the Code.

     Section 4.12. Authority of the KSOP. No consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency (other than a Form S8 which has been filed with Securities and Exchange Commission) is required to authorize, or is otherwise required in connection with the KSOP's purchases of Employer Securities and pledge of its shares in Borrower and such purchases and pledge are within the authority of the KSOP, have been duly authorized and are not in violation of the terms of the KSOP Plan, or any provision of applicable law.

     Section 4.13 Ownership of Properties. Borrower and each Subsidiary own all of their respective properties and assets free and clear of all Liens, except those not prohibited under Section 5.2.1 of this Agreement.

     Section 4.14 No Investment Company. Neither Borrower, nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

     Section 4.15 Solvency. After giving effect to the consummation of the Loan to be made under this Agreement, Borrower and each Subsidiary (a) will be able to pay their respective debts as they become due, (b) will have funds and capital sufficient to carry on their businesses and all businesses in which they are about to engage, and (c) will own property having a value both at fair valuation and at fair salable value in the ordinary course greater than the amount required to pay their Indebtedness, including for this purpose unliquidated and disputed claims. Neither Borrower nor any Subsidiary will be rendered insolvent by the execution and delivery of this Agreement and the consummation of any transactions contemplated herein.

     Section 4.16. Licenses, Registrations, and Compliance with Laws. Borrower and each Subsidiary have all permits, governmental licenses, registrations and approvals, material to carrying out their respective businesses as presently conducted and as required by law or the rules and regulations of any federal, foreign governmental, state, county or local association, corporation or governmental agency, body, instrumentality or commission having applicable jurisdiction including but not limited to the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies. Except as previously disclosed to Bank in writing, there is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of Borrower or any of the Subsidiaries with any of the foregoing permits, licenses, registrations, approvals, rules or regulations and there is no action, proceeding or investigation pending or to the knowledge of Borrower threatened nor has Borrower or any Subsidiary received any notice of such which might result in the termination or suspension of any such permit, license, registration or approval.

     Section 4.17 Principal Place of Business; Books and Records. Borrower's and each Subsidiary's principal places of business are located at the applicable address set forth in Section 8.6. All of Borrower's and each Subsidiary's books and records are kept at their principal place of business.

     Section 4.18 Subsidiaries. Borrower has no Subsidiaries other than those listed on Exhibit H.

     Section 4.19 Hazardous Waste. Except as set forth on Exhibit J, neither Borrower nor any Subsidiary (a) has ever released, generated, stored or disposed of any Hazardous Waste on the Property, (b) is aware of the existence, release or threat of release of any Hazardous Waste on or from the Property or on or from any property adjacent to the Property, and (c) has received any notice, order, claim or demand from the United States Environmental Protection Agency ("EPA") or any state or local governmental agency, authority or body having jurisdiction over Hazardous Waste or the storage or removal thereof (collectively, a "State Agency") with respect to the existence, release or threat of release of any Hazardous Waste.

     Section 4.20 Accuracy of Representations and Warranties. None of the representations or warranties set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading; except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

                                    ARTICLE 5
                                    COVENANTS

     Section 5.1. Affirmative Covenants of Borrower Other than Reporting Requirements. From the date hereof and thereafter for so long as any portion of the Loan is outstanding, or Bank has any obligation to make Advances under this Agreement or Borrower and/or any Subsidiary is indebted to Bank under any of the Financing Documents, Borrower will for itself, and Borrower shall cause each Subsidiary to and the KSOP to:

     5.1.1 Payment of Taxes. Pay and discharge all taxes and assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) there shall be no obligation to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and for which proper reserve or other provision has been made in accordance with GAAP.

     5.1.2 Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties and in accordance with the requirements of any governmental agency having jurisdiction over Borrower, the KSOP and/or any Subsidiary. Borrower, the KSOP and each Subsidiary shall provide Bank with such evidence as Bank may request from time to time as to the maintenance of all such insurance.

     5.1.3 Registration of Securities. With respect to Borrower only, upon reasonable request of Bank immediately take all action necessary (at Borrower's sole expense) to register pursuant to federal and state securities laws all or any portion of the shares of capital stock of Borrower pledged to Bank pursuant to the Security Documents, and list such securities with such national securities exchanges, and take such additional action as is necessary for such shares to be transferred by Bank without restriction as to resale or otherwise.

     5.1.4 Compliance with Securities Law Requirements. File and submit all financial statements or reports, other statements, reports, registrations, forms and filings required under federal or state securities laws, or as reasonably requested by Bank at any time, with respect to shares of capital stock of Borrower and the Subsidiaries pledged to Bank pursuant to the Security Documents.

     5.1.5 Preservation of Existence. With respect to Borrower and each Subsidiary, preserve and maintain in full force and effect its existence, rights, franchises and privileges in the jurisdiction of its organization; preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties; and qualify or remain qualified to transact business in each jurisdiction in which such qualification is necessary or, in its reasonable business judgment, desirable in view of its business and operations and ownership of the properties.

     5.1.6 Maintenance of Properties. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear, and in accordance with each of the Security Documents.

     5.1.7 Compliance with Laws. Comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a material adverse effect on Borrower, the KSOP or any Subsidiaries individually or on a consolidated basis.

     5.1.8 Visitation Rights. Permit during normal business hours and upon reasonable notice, Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit its properties to discuss the affairs, finances and accounts of Borrower, the KSOP and any Subsidiaries with any or all of their partners, officers, or employees and/or any independent certified public accountant of Borrower, the KSOP and/or any Subsidiary.

     5.1.9 Recordkeeping. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction reflecting all financial transactions.

     5.1.10 Accounting System. Maintain a standard system of accounting in accordance with GAAP and in accordance with the requirements of any governmental authority having jurisdiction.

     5.1.11 Other Obligations. Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party.

     5.1.12 KSOP Continuation. Do or cause to be done all things possible to preserve and keep in force and effect the KSOP and KSOP Plan and to continue to satisfy the requirements for (i) qualification under Section 401(a) of the Code,
(ii) tax exempt status of the KSOP Plan under Section 501(a) of the Code, (iii) treatment of the KSOP as an employee stock ownership plan under Section 4975(e)(7) of the Code, and (iv) exemption of the Loan and any transactions contemplated by the Financing Documents from the "prohibited transaction" provisions of Code Section 4975 or Sections 406 or 408 of ERISA.

     5.1.13 Prevention. Prevent the proceeds of the Loan from being used for any purpose other than those permitted by this Agreement.

     5.1.14 Ratio of Adjusted Indebtedness to Consolidated Tangible Net Worth. Maintain a ratio of Adjusted Indebtedness to Consolidated Tangible Net Worth of the Borrower of not more than 1.7 : 1.

     5.1.15 Minimum Consolidated Net Income. Maintain aggregate Consolidated Net Income as of the date in question and the immediately preceding 364 calendar days of not less than $1,750,000.

     5.1.16 Ratio of EBIT to Interest Expense. Maintain a ratio of aggregate EBIT as of the date in question and the immediately preceding 364 calendar days to aggregate Interest Expense, all on a consolidated basis, of not less than
2.0 : 1.

     5.1.17 Ratio of Funded Indebtedness to Capitalization. Maintain a ratio of Funded Indebtedness to Capitalization of not greater than .60 : 1.

     5.1.18 Ratio of Adjusted Indebtedness to Total Capitalization. Maintain at the end of each fiscal year of Borrower a ratio of Adjusted Indebtedness to Total Capitalization of not greater than .65 : 1.

     Section 5.2. Negative Covenants of the Borrower. From the date hereof and thereafter for so long as any portion of the Loan is outstanding, or Bank has any obligation to make Advances under this Agreement, or Borrower and/or any Subsidiary is indebted to Bank under any of the Financing Documents, Borrower will not with respect to itself or the KSOP, and Borrower shall ensure that with respect to each of the Subsidiaries that each such Subsidiary will not, without the prior written consent of the Bank, such consent not to be unreasonably withheld:

     5.2.1 Liens. Create, incur, assume or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign or pledge as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to any Liens:

               (a) for taxes, assessments or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

               (b) imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

               (c) arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

               (d) arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

               (e) those set forth on Exhibit G;

               (f) those now or hereafter granted pursuant to the Security Documents or otherwise now or hereafter granted to Bank as collateral for the Loan and/or Borrower's other obligations arising in connection with or under this Agreement;

               (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of Borrower's or any Subsidiary's business;

               (h) easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower, the KSOP or any Subsidiary; and

               (i) other Liens securing indebtedness permitted by Section 5.2.7(vi).

     5.2.2 Assumptions, Guaranties, Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation or Indebtedness of any other Person, except:

               (a) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (b) assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness and permitted by Sections 5.2.7(iii) or (v);

               (c) those set forth on Exhibit G.

     5.2.3 Dissolution. Dissolve, liquidate, wind up, merge or consolidate with another Person, provided, however, nothing in this Section 5.2.3 shall prohibit Borrower from merging with any other Person where (a) Borrower is the surviving entity, and (b) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing, and (c) immediately prior to the consummation of said merger, Borrower has delivered to Bank an opinion of counsel satisfactory to Bank that such merger complies with the requirements of this Section 5.2.3.

     5.2.4 Change in Nature of Business. Make any material change in the nature of its business.

     5.2.5 Sale and Leaseback. Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at reasonable rents comparable to those paid for similar leasehold interests in the area.

     5.2.6 Sale of Accounts. Sell, assign, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by Borrower, the KSOP or any Subsidiary, with or without recourse, except in the ordinary course of the Borrower's, the KSOP's or any Subsidiary's business.

     5.2.7 Indebtedness. Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

                           (i)      Indebtedness under the Financing Documents;

                           (ii)     Indebtedness with respect to trade
                 obligations and other normal accruals in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower, the KSOP or any Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves therefor;C

                           (iii) Indebtedness described in the financial statements or other information provided to the Bank pursuant to Section 4.5 and existing on the Closing Date; provided that such Indebtedness is paid in accordance with its stated terms without renewal, extension or modification (except renewals or extensions of Indebtedness that by its nature is customarily renewed or extended annually);

                           (iv)     Indebtedness permitted by Section 5.2.2; and

                           (v) Indebtedness secured by Liens permitted under Section 5.2.1; and

                           (vi) Indebtedness where immediately after giving effect thereto no Default or Event of Default in respect of any of the Financing Documents shall have occurred and be continuing.

     5.2.8 Other Agreements. Amend any material term or condition of any indenture, agreement, document, note or other instrument evidencing, securing or relating to Indebtedness permitted under Section 5.2.7 (iii).

     5.2.9 Dividends, Payments and Distributions. Declare or pay any dividends or management or like fees or make any other distribution of cash or property or both to holders of its shares of capital stock or use any of its assets for payment, purchase, retention, acquisition or retirement of any shares of its capital stock or other equity securities of Borrower, or set aside or reserve assets for sinking or like funds for any of the foregoing purposes, make any other distribution by reduction of capital or otherwise in respect of any shares of any class of capital stock of Borrower or permit any Subsidiary which is not a wholly-owned Subsidiary so to do; provided, however, that this paragraph shall not prohibit the KSOP from purchasing shares of the capital stock of Borrower in accordance with the KSOP Plan and this Agreement, and shall not prohibit Borrower from redeeming shares of its capital stock put to Borrower by KSOP participants in accordance with the KSOP Plan, and shall not prohibit any payment of cash dividends or management or like fees or distributions of cash or property to Borrower from any Subsidiary of Borrower, and shall not prohibit the declaration or payment of any cash dividends or cash distributions on any shares of Borrower's capital stock, if, with respect to each of the foregoing exceptions, immediately after giving effect thereto, (a) the sum of
(x) the aggregate amount declared as cash dividends on all shares of capital stock of Borrower or distributed in respect of such shares of capital stock subsequent to August 31, 1996, plus (y) the aggregate amount applied or set aside after August 31, 1996 to or for the payment, purchase, redemption or other acquisition or retirement of shares of capital stock of all classes of the Borrower exceeds Consolidated Net Income accrued subsequent to August 31, 1996 (provided that such dividends or distributions are made not later than 60 days after its authorization or declaration) and (b) no Default or Event of Default in respect of any of the Financing Documents shall have occurred and be continuing.

     5.2.10 Sale of Assets. Sell, assign, lease (as lessor) or turn over the management or otherwise dispose of or permit the disposal of (whether in one transaction or in a series of transactions) all or a substantial part of its assets (whether now owned or hereafter acquired).

     5.2.11 Investments in or to Other Persons. Make or commit to make any Investment in or to any other Person (including without limitation any Subsidiary) other than (i) advances to employees for business expenses or personal needs not to exceed Ten Thousand Dollars ($10,000) in the aggregate outstanding for any one employee and not to exceed Fifty Thousand Dollars ($50,000) in the aggregate outstanding at any one time to all such employees,
(ii) Cash Equivalent Investments, (iii) investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code) and notes receivable, arising or acquired in the ordinary course of business, (iv) Investments in those Subsidiaries listed on Exhibit H as of the date hereof; and
(v) Investments in or to any other Person not to exceed $50,000 in the aggregate in any fiscal year of Borrower.

     [Intentionally omitted].

     5.2.13 Change of Fiscal Year. Change its fiscal year without consent of Bank.

     5.2.14 Subordination of Claims. Subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.

     5.2.15 Compliance with ERISA. With respect to Borrower and any Commonly Controlled Entity only (a) terminate, or cease to have an obligation to contribute to, any Multiemployer Plan so as to result in any material liability of Borrower or any Commonly Controlled Entity to PBGC or to any Multiemployer Plan, (b) engage in any "prohibited transaction" (as defined in section 4975 of the Code) involving any Plan which would result in a material liability of Borrower or any Commonly Controlled Entity for an excise tax or civil penalty in connection therewith, (c) except for any deficiency caused by a waiver of the minimum funding requirement under section 412 of the code, as described above, incur or suffer to exist any material "accumulated funding deficiency" (as defined in section 302 of ERISA and sections 412 and/or 418 of the Code) of Borrower or any Commonly Controlled Entity, whether or not waived, involving any Single Employer Plan, (d) incur or suffer to exist any Reportable Event or the appointment of a trustee or institution of proceedings for appointment of a trustee for any Single Employer Plan if, in the case of a Reportable Event, same continues unremedied for ten
(10) days after notice of such Reportable Event pursuant to section 4043(a), (c) or (d) of ERISA is given, if in the reasonable opinion of the Banks any of the foregoing is likely to result in a material liability of Borrower or any Commonly Controlled Entity. The assets held under these Plans being sufficient to protect all accrued benefits, (e) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability of Borrower or any Commonly Controlled Entity to PBGC by reason of termination of any such Plan or (f) cause or permit any Plan maintained by Borrower and/or any Commonly Controlled Entity to be out of compliance with ERISA. For purposes of this section, "material liability" shall be deemed to mean any liability of Fifty Thousand and 00/100 Dollars ($50,000.00) or more in the aggregate.
     5.2.16 Hazardous Waste. Release, generate, store, permit or dispose of any Hazardous Waste on the Property or on any property adjacent to the Property except in accordance with all Hazardous Waste Laws and all other applicable laws and as disclosed on Exhibit J.

     Section 5.3. Reporting Requirements. From the date hereof and thereafter for as long as any portion of the Loan is outstanding, or Bank has any obligation to make Advances under this Agreement, or the Borrower and/or any Subsidiary is indebted to the Bank under any of the Financing Documents, Borrower will, unless Bank shall otherwise consent in writing, furnish or cause to be furnished to Bank:

     5.3.1 as soon as possible and in any event upon acquiring knowledge of an Event of Default or Default, continuing on the date of such statement, the written statement of an officer of Borrower setting forth details of such Event of Default or Default and the action which Borrower proposes to take with respect thereto;

     5.3.2 with respect to Borrower, as soon as practicable after the end of each fiscal year and in any event within one hundred and twenty (120) days thereafter, a consolidating and consolidated balance sheet of Borrower and the Subsidiaries as at the end of such year, a consolidating and consolidated statement of earnings of Borrower and each of the Subsidiaries for such year setting forth in each case the corresponding figures for the preceding fiscal year, and a consolidating and consolidated statement of cash flows during such year, such consolidated statements to be certified by a firm of independent certified public accountants reasonably acceptable to Bank, and to contain a statement to the effect that such accountants have examined Sections 5.1.14 through 5.1.18 and that no Default or Event of Default exists on account of Borrower's failure to have been in compliance therewith on the date of such statement;

     5.3.3 as soon as is practicable after the end of each of the first three fiscal quarters of each fiscal year of Borrower and in any event within forty-five (45) days thereafter, a consolidated and consolidating balance sheet of Borrower and the Subsidiaries as of the end of such period, a consolidated and consolidating statement of earnings of Borrower and Subsidiaries for such period and fiscal year to that date, and a consolidated and consolidating statement of cash flows of Borrower and the Subsidiaries for the fiscal year to that date, subject to changes resulting from year-end adjustments, such balance sheet and statements to be prepared and certified by an officer of Borrower in an Officer's Certificate as having been prepared in accordance with GAAP except for footnotes and year-end adjustments, and to be in form satisfactory to Bank;

     5.3.4 with respect to Borrower only, simultaneously with the furnishing of each of the year-end financial statements to be delivered pursuant to Paragraph
5.3.2 and each of the quarterly financial statements to be delivered pursuant to Paragraph 5.3.3 an Officer's Certificate of an officer of Borrower in the form of Exhibit D which shall contain a statement to the effect that no Event of Default or Default has occurred, without having been waived in writing or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or a Default, such Officer's Certificate shall disclose the nature thereof.

     5.3.5 promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or governmental department, commissions, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, the KSOP and/or any Subsidiary;

     5.3.6 prompt written notice of any material adverse change in Borrower's or any Subsidiary's condition, financial or otherwise, and an explanation thereof and of the actions Borrower and/or such Subsidiary propose to take with respect thereto;

     5.3.7 written notice of the following events, as soon as possible and in any event within 15 days after the Borrower knows or has reason to know thereof:
(i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to any Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) Bank or Insolvency (as defined in Section 4345 of ERISA) of such Plan and in addition to such notice, deliver to the Lender whichever of the following may be applicable: (a) an Officer's Certificate setting forth details as to such Reportable Event and the action that Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (b) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be;

     5.3.8 within 30 days after execution, copies of all documents that amend, modify or delete any term or provision of the KSOP Plan, or that materially affect the validity of the KSOP;

     5.3.9 promptly after the same are sent, filed or submitted, copies of all financial statements or reports, other statements, reports, forms and filings submitted to or filed with any federal or state governmental authority or sent to its shareholders;

     5.3.10 immediate notice of (a) any and all enforcement, clean-up, removal or other action instituted or threatened by the EPA or any State Agency pursuant to any Hazardous Waste Laws, and (b) any and all claims made or threatened by any third party against Borrower, any Subsidiary or the Property or any part thereof, relating to the existence of, or damage, loss or injury from, any Hazardous Waste; and

     5.3.11 such other information respecting the business, properties or the condition or operations, financial or otherwise, of Borrower, the KSOP, Trustee or any Subsidiaries as Bank may from time to time reasonably request.

                                    ARTICLE 6
                                EVENTS OF DEFAULT

     Section 6.1. Events of Default. Borrower and each Subsidiary shall be in default under each of the Financing Documents, upon the occurrence of any one or more of the following events ("Events of Default"):

     6.1.1 if Borrower shall fail to make due and punctual payment of any principal, fees, interest and/or other amounts payable by it under this Agreement or as provided in the Note and/or under the Financing Documents whether at the date due or at a date fixed for such prepayment or when due by acceleration;

     6.1.2 if Borrower, Trustee, or any Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its or their debts as they become due, or shall admit in writing its or their inability to pay its debts as they become due or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if partnership or corporate action shall be taken for the purpose of effecting any of the foregoing; or

     6.1.3 to the extent not described in Paragraph 6.1.2, (i) if Borrower, Trustee, or any Subsidiary shall be the subject of a bankruptcy proceeding, or
(ii) if any proceeding against any of them seeking any reorganization, arrangement, composition, adjustment, liquidation, receivership, dissolution, or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced, or (iii) if any trustee, receiver or liquidator of any of them or of all or any substantial part of any or all of their properties shall be appointed without their consent or acquiescence; provided that in any of the cases described above in this paragraph, such proceeding or appointment shall not be an Event of Default if the Person in question shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within 60 days after commencement thereof; or

     6.1.4 if final judgment or judgments aggregating more than Ten Thousand and 00/100 Dollars ($10,000.00) shall be rendered against the Borrower, Trustee or any Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of 30 days (whether or not consecutive) after entry thereof; or

     6.1.5 if Borrower, Trustee or any Subsidiary shall default (after giving effect to any applicable grace period) in the due and punctual payment of the principal of or interest on any Indebtedness exceeding in the aggregate Ten Thousand and 00/100 Dollars ($10,000.00), or if any default shall have occurred and be continuing after any applicable grace period under any mortgage, note or other agreement evidencing, securing or providing for the creation of such Indebtedness exceeding in the aggregate Ten Thousand and 00/100 Dollars ($10,000.00), which results in the acceleration of such Indebtedness or which permits, or with the giving of notice would permit, any holder or holders of any such Indebtedness to accelerate the stated maturity thereof;

     6.1.6 (i) if there shall be a default in the performance of the obligations under Paragraphs 5.1.1, 5.1.2, 5.1.3, 5.1.4, 5.1.5, 5.1.8, 5.1.10, or 5.1.11 or
Section 5.2 of this

Agreement, or if there shall be a default in the performance of the obligations under Paragraphs 5.1.6, 5.1.7 or 5.1.9 that has remained uncured for more than 30 days; and

     6.1.7 in addition to the provision of Paragraph 6.1.1, if there shall be any default in the performance of any covenant or condition contained in this Agreement or in any of the Financing Documents or any other mortgage or other agreement securing payment of the Note and/or payment of any Indebtedness to be observed or performed pursuant to the terms hereof, any Security Document or in any such mortgage or other agreement, as the case may be, other than a covenant or condition referred to in any other subsection of this section and such default shall continue unremedied or unwaived, (i) in the case of any covenant or condition contained in Section 5.3, for 30 Business Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for 30 days, or (iii) if any of the representations and warranties made or deemed made by Borrower to Bank pursuant to this Agreement proves to have been false or misleading in any material respect when made; or

     6.1.8 if there shall be any attachment of any deposits or other property of the Borrower, Trustee and/or any Subsidiary in the possession of the Bank or any attachment of any other property of Borrower, Trustee or any Subsidiary in an amount exceeding Thirty Thousand and 00/100 Dollars ($30,000.00), which shall not be discharged within 30 days of the date of such attachment; or

     6.1.9 any certification of the financial statements, furnished to the Bank pursuant to Paragraph 5.3.2 shall contain any qualification; provided, however, that such qualifications will not be deemed an Event of Default if in each case
(i) such certification shall state that the examination of the financial statements covered thereby was conducted in accordance with generally accepted auditing standards, including but not limited to all such tests of the accounting records as are considered necessary in the circumstances by the independent certified public accountants preparing such statements, (ii) such financial statements were prepared in accordance with GAAP and (iii) such qualification does not involve the "going concern" status of the entity being reported upon.

                                    ARTICLE 7
                                REMEDIES OF BANK

     Upon the occurrence of any one or more of the Events of Default the Bank may, by notice to the Borrower, declare the obligation of the Bank to make the Loan to be terminated, whereupon the same shall forthwith terminate, and the Bank may, by notice to the Borrower, declare the entire unpaid principal amount of the Note and all fees and interest accrued and unpaid thereon and/or under any of the other Financing Documents and any and all other Indebtedness hereunder to be forthwith due and payable, whereupon the Note and all such accrued fees and interest and other such Indebtedness shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however that in the event that an assignee or holder of the KSOP Note shall be a "Party in Interest" as defined in Section 3(14) of ERISA, the Bank shall have no right to accelerate the due date of unpaid principal on the KSOP Note, fees or interest accrued thereon; and provided further that upon the occurrence of an Event of Default under Paragraphs 6.1.2, 6.1.3 or 6.1.7, all of the unpaid principal amounts of the Note, all fees and interest accrued and unpaid thereon and/or under any of the other Financing Documents and any and all other such Indebtedness of the Borrower to the Bank and/or to any such holder shall thereupon be due and payable in full without any need for the Bank to make any such declaration or take any action and the Bank's obligation to make the Loan shall simultaneously terminate.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.1.  Consent to Jurisdiction and Service of Process.

     (A) Borrower irrevocably:

                           (i) AGREES THAT ANY SUIT, ACTION, OR OTHER LEGAL PROCEEDINGS ARISING OUT OF THIS AGREEMENT AND/OR THE NOTE MAY BE BROUGHT IN THE COURTS OF RECORD OF THE STATE OF RHODE ISLAND OR THE COURTS OF THE UNITED STATES LOCATED IN SAID STATE;

                           (ii) CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND

                           (iii) WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY OF SUCH COURTS.

     For such time as any of the Indebtedness of Borrower and/or the Subsidiary to the Bank shall be unpaid in whole or in part, Borrower irrevocably designate its registered agent for service of process in Rhode Island and, in the absence thereof, the Secretary of State of Rhode Island and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower by registered or certified mail shall be taken and held to be valid personal service upon Borrower whether Borrower shall then be doing business within the State of Rhode Island, and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agents shall, within three (3) Business Days thereafter, be sent by certified or registered mail to the applicable address set forth in this Agreement and to such party's counsel at its address set forth in Section 8.7.

     Section 8.2. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to Bank in this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

     Section 8.3. Delay or Omission Not Waiver. No delay in exercising or failure to exercise by Bank any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Agreement or by law to Bank may be exercised from time to time, and as often as may be deemed expedient, by Bank.

     Section 8.4. Waiver of Stay or Extension Laws. Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenant or the performance of this Agreement; and Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit and advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to Bank, but will suffer and permit the execution of every such power as though no such law had been enacted.

     Section 8.5. Amendments, etc. No amendment, modification, termination, or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in a written notice given to the applicable party by Bank.

     Section 8.6. Addresses for Notices, etc. All notices, requests, demands and other communications provided for hereunder (other than those which, under the terms of this Agreement, may be given by telephone, which shall be effective when received verbally) shall be in writing (including telegraphic or telecopied communication) and mailed, telegraphed, telecopied or delivered to the applicable party at the addresses indicated below:

         If to Bank:

                           Fleet National Bank
                           111 Westminster Street
                           RI MO235
                           Providence, RI 02903
                           Attention:       John D. Webb
                                            Vice President
                           Telecopy: (401) 278-5726

         With a copy to:

                           Hinckley, Allen & Snyder
                           1500 Fleet Center
                           Providence, Rhode Island 02903
                           Attention:  Malcolm Farmer III, Esq.
                           Telecopy:  (401) 277-9600

         If to Borrower:

                            Valley Resources, Inc.
                            1595 Mendon Road
                            P.O. Box 7900
                            Cumberland, Rhode Island 02864
                            Attention:  Sharon Partridge, Treasurer and
                                        Assistant Vice President, Finance
                           Telecopy:  (401) 334-2333

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this Section. All such notices, requests, demands and other communications shall be effective when received. Requests, certificates, items provided pursuant to Section 5.3, other than Paragraph 5.3.1, and other routine mailings or notices need not be accompanied by a copy to legal counsel for Bank, Borrower, or Trustee.

     Section 8.7. Costs, Expenses and Taxes. Regardless of whether the Loan is made, Borrower agrees to pay on demand the reasonable fees and out-of-pocket expenses of Messrs. Hinckley, Allen & Snyder counsel for Bank in connection with the preparation, execution, delivery, amendment and administration of the Financing Documents and the Loan. Borrower agree to pay on demand all reasonable costs and expenses (including without limitation reasonable attorneys' fees) incurred by Bank, upon or after an Event of Default, if any, in connection with the enforcement of any of the Financing Documents and any amendments, waivers, or consents with respect thereto. In addition, Borrower shall pay on demand any and all costs, expenses and fees payable or determined to be payable in connection with the commitment and execution and delivery of the Financing Documents, including, but not limited to, revenue, stamp and other taxes and fees, title insurance premiums and costs, recording fees, appraisal fees, and surety fees, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs, expenses, taxes and fees.

     Section 8.8. Participations; Assignments. Bank may sell participations in all or part of the Loan made by it or any other interest herein, in which event the participant shall not have any rights under any Financing Document (the participant's rights against Bank in respect of that participation to be those set forth in the agreement executed by the Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder or thereunder shall be determined as if the Bank had not sold such participation. Bank also may assign a portion of the Loan to another financial institution which shall become a party to the Loan Agreement as a lender and the Borrower shall execute and deliver any and all documents, instruments or agreements necessary to accomplish any such assignment so long as the terms thereof do not materially change the Borrower's obligations under this Agreement or the Note or the Security Documents. In the event of any such sale, the term "Bank" shall mean the Bank and any such additional lender. Bank may furnish any information concerning Bank, Borrower, the KSOP and any Subsidiaries in the possession of Bank from time to time to participants (including prospective participants).

     Section 8.9. Brokers. Any brokerage fee or commission due in connection with the transactions contemplated by this Agreement shall be borne solely by Borrower. Borrower agrees to indemnify Bank for all claims, demands and costs of brokers arising in connection with the transactions contemplated by this Agreement.

     Section 8.10. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, except that Borrower shall not have the right to assign its respective rights hereunder or delegate its respective duties hereunder or any interest herein without the prior written consent of the Bank. Any assignment or delegation in contravention of the foregoing shall be null and void. This Agreement and all covenants, representations and warranties made herein and/or in any of the other Financing Documents shall survive the making of the Loan, the execution and delivery of the Financing Documents and shall continue in effect so long as any amounts payable under or in connection with any of the Financing Documents remains unpaid to Bank provided, however, that Section 8.2 shall survive and remain in full force and effect after repayment in full of all amounts payable under or in connection with all of the Financing Documents and any other such Indebtedness.

     Section 8.11. Actual Knowledge. For purposes of this Agreement, Bank shall not be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for Borrower's account established pursuant to this Agreement at Bank, shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by Bank in accordance with Section 8.6.

     Section 8.12. Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Rhode Island without resort to its conflict of laws provisions.

     Section 8.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 8.14. Headings. Article Section, and Paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     Section 8.15. Counterparts. This Agreement may be executed and delivered in any number of counterparts each of which shall be deemed an original, and this Agreement shall be effective when at least one counterpart hereof has been executed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their respective officers thereunto duly authorized, as of June 30, 1997.


                                         FLEET NATIONAL BANK


                                         By:___________________________________
                                         Its:__________________________________



                                         VALLEY RESOURCES, INC.


                                         By:   S/S. Partridge
                                            -----------------------------------

                                         Title:________________________________






#157045 v3

                              SCHEDULE OF EXHIBITS


                A.         Form of Term Note

                B.         Interest Rate Election

                C.         Designation of Authorized Representative

                D.         Compliance Certificate Form

                E.         Form of Opinion of Counsel to Borrower

                F.         Pending Litigation

                G.         Permitted Encumbrances and Capitalized Leases

                H.         Subsidiaries of Borrower

                I.         Form of Request

                J.         Hazardous Waste Disclosure

#157045 v3

                                    EXHIBIT A

                                    TERM NOTE


$3,142,200                                             Providence, Rhode Island
                                                                  June __, 1997

     FOR VALUE RECEIVED, VALLEY RESOURCES, INC., a Rhode Island corporation, with a principal business address at 1595 Mendon Road, Cumberland, Rhode Island 02864 (the "Borrower") promises to pay to the order of Fleet National Bank, a national banking association organized and existing under the laws of the United States of America (the "Bank"), at the Bank's office located at 111 Westminster Street, Providence, Rhode Island 02903, in accordance with that certain Loan Agreement dated as of June ___, 1997 by and among Bank and Borrower (the "Loan Agreement") the principal sum of Three Million One Hundred Fortytwo Thousand Two Hundred and 00/100 Dollars ($3,142,200.00), which shall be repaid in one hundred and nineteen consecutive monthly installments of principal each in the minimum amount of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00) and each due and payable on the last Business Day of each calendar month commencing July 31, 1997 and a final consecutive monthly installment of principal due and payable on the last Business Day of July, 2007 in amount equal to the entire outstanding principal balance of this Term Note.

     IN ALL EVENTS, THE OUTSTANDING PRINCIPAL BALANCE OF THIS TERM NOTE, TOGETHER WITH ALL INTEREST, FEES, CHARGES, COSTS AND EXPENSES ACCRUED THEREON SHALL BE PAID TO BANK NOT LATER THAN THE REPAYMENT DATE.

     The Borrower promises to pay to the order of the Bank interest before and after maturity on the principal amount of this Term Note outstanding from time to time from the date hereof until payment in full of all principal, interest, fees and other sums due under this Term Note and/or under the Loan Agreement, payable monthly in arrears on the last Business Day of each calendar month, commencing July 31, 1997, and, with respect to any Fixed Rate Loan on the Interest Adjustment Date on which each such Loan matures, all in accordance with the Loan Agreement. Subject to the other provisions of this Term Note, interest shall accrue and be due and payable under this Term Note on said unpaid principal balance of this Term Note at a rate per annum equal to Effective Prime or the Fixed Rate, in accordance with Borrower's Interest Rate Elections made from time to time pursuant to the Loan Agreement.

     Any amount of principal or interest hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest, payable on demand, at a floating interest rate per annum equal to five percent (5.0%) above the Prime Rate.

     If any amount of principal and/or interest is not paid in full within ten
(10) days after the same is due, Borrower shall pay to Bank a late fee on such unpaid amount equal to five percent (5%) of such late payment.

     Principal, interest, fees and other sums are payable in immediately available Dollars to the Bank at its address set forth above.

#157045 v3

     This Term Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement. The applicable terms and provisions of the Loan Agreement are incorporated herein by reference as if fully set forth herein. Each capitalized term used in this Term Note and not expressly defined in this Term Note shall have the meaning ascribed to such term in the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Term Note upon the happening of certain stated events.

     If this Term Note shall not be paid when due and shall be placed by the holder hereof in the hands of an attorney for collection, through legal proceedings or otherwise, Borrower will pay reasonable attorneys' fees to the holder hereof together with reasonable costs and expenses of collection.

     This Note is secured by the Security Documents.

     All interest and fees payable under or in connection with this Term Note shall be computed on the basis of the actual number of days elapsed using a 360-day year.

     All provisions of this Term Note and any other agreements between the Borrower and the Bank are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the Indebtedness evidenced by this Term Note or otherwise, shall the amount paid or agreed to be paid to the Bank which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"), which shall mean the law in effect on the date of this Term Note, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then this Term Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of this Term Note, or the Loan Agreement or any document, instrument or agreement providing security for this Term Note results in the rate of interest charged hereunder being in excess of the Maximum Permitted Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Bank receives an amount which under applicable law would cause the interest rate under this Term Note to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be deemed a prepayment of and be applied to the unpaid principal balance of this Term Note to the extent of then outstanding Prime Rate Loan and not a payment of interest and to the extent said excessive portion exceeds the outstanding principal amount of Prime Rate Loan, said excessive portion shall be repaid to the Borrower.

     Borrower expressly waives presentment, notice of acceleration and intent to accelerate, demand for payment and protest and notice of protest and nonpayment.

     This Term Note shall for all purposes be governed by and construed in accordance with the local laws of the State of Rhode Island.

#157045 v3

     Executed as a sealed instrument as of the date first above written.

In the presence of:                           VALLEY RESOURCES, INC.


_____________________________                 By_______________________________
                                              Title:___________________________


#157045 v3

                                    EXHIBIT B
                                    ---------

                         FORM OF INTEREST RATE ELECTION
                         ------------------------------


Fleet National Bank
111 Westminster Street
Providence, RI 02903

Attn:  John D. Webb

RE:  Interest Rate Election

Dear John:

     Reference is made to that certain Loan Agreement, dated as of June ___, 1997 by and among Fleet National Bank and Valley Resources, Inc. (the "Loan Agreement"). Capitalized terms used herein shall have the same meaning as in the Loan Agreement.

     (If applicable) The undersigned has today submitted to you a Request for a
Loan in the amount of                    and no/100 ($  ). The undersigned
hereby elects, pursuant to the Loan Agreement, that [Effective Prime or the Fixed Rate] shall be the interest rate applicable to such Loan.

     (If applicable) The undersigned hereby elects, pursuant to the Loan Agreement, that [Effective Prime or the Fixed Rate] shall be the interest rate applicable to that certain outstanding Loan in the principal amount of
and no/100 Dollars ($ ). The Interest Adjustment Date for said Loan is     .

         (If applicable) The undersigned hereby elects an Interest Period [or Fixed Rate Term] for such Loan (complete and strike inapplicable designation) of ________ days/ ________ months.

     The undersigned hereby certifies to the Bank that as of the date hereof:

          A. No Event of Default and no Default has occurred and is continuing; and

          B.  The representations and warranties of the undersigned contained in
              Article 4 of the Loan Agreement are true and correct in all material respects except as altered by actions permitted under the Loan Agreement.

                                              VALLEY RESOURCES, INC.


                                              By:______________________________
                                              Title:___________________________


#157045 v3

                                    EXHIBIT C

                    DESIGNATION OF AUTHORIZED REPRESENTATIVES

     I, ______________, hereby certify that the following is a true and correct list of the names and signatures of those persons referred to as "Authorized Representatives" in Valley Resources, Inc.'s Loan Agreement with Fleet National Bank dated June ___, 1997.

NAME                                         SIGNATURE

1.  Kenneth Hogan                            __________________________________

2.  Sharon Partridge                         __________________________________

3.  Clement W. Bethel                        __________________________________


IN WITNESS WHEREOF, I have subscribed my name this ____ day of June ___, 1997.

                                             __________________________________


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                                    EXHIBIT D


                                              ______________, ____



Fleet National Bank
111 Westminster Street
Providence RI 02903

Attn:  John D. Webb

Re: Compliance Certificate Required by Sec-tion 5.3.4 of Loan Agreement dated
    June ___, 1997 between Fleet National Bank and Valley Resources, Inc.

Dear John:

     This certificate is submitted by the undersigned pursuant to Section 5.3.4 of the Loan Agreement. Capitalized terms used herein have the same meaning as in the Loan Agreement.

     The undersigned hereby certifies to Bank that the following information is true, accurate and complete as of February 28, 1997 (the most recent publicly released financial information):

Section 5.1.14 Ratio of Adjusted Indebtedness Liabilities to Consolidated
-------------------------------------------------------------------------
         Tangible Net Worth
         ------------------

(a) Adjusted Indebtedness.                                       ______________

(b) Consolidated Tangible Net Worth                              ______________

(c) Ratio of Adjusted Indebtedness to Consolidated Net worth     ______________



Section 5.1.15 Minimum Consolidated Net Income
----------------------------------------------

     Consolidated Net Income                                     ______________


Section 5.1.16 Ratio of EBIT to Interest Expense
------------------------------------------------

(a)  EBIT                                                        ______________

(b)  Interest Expense                                            ______________

(c)  Ratio of EBIT to Interest Expense                           ______________


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Section 5.1.17 Ratio of Funded Indebtedness to Capitalization
-------------------------------------------------------------

(a)  Funded Indebtedness                                         ______________

(b)  Capitalization                                              ______________

(c)  Ratio of Funded Indebtedness to Capitalization              ______________

Section 5.1.18 Ratio of Adjusted Indebtedness to Total Capitalization
---------------------------------------------------------------------

(a)  Adjusted Indebtedness                                       ______________

(b)  Total Capitalization                                        ______________

(c)  Ratio of Adjusted Indebtedness to Total Capitalization      ______________


     The undersigned further certifies to Fleet National Bank that as of the date hereof, no Event of Default or Default has occurred without having been waived in writing.


                                                VALLEY RESOURCES, INC.



                                                By:____________________________
                                                Title:_________________________



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                                    EXHIBIT E
                                    ---------
                     [Form of Opinion of Borrower's Counsel]


                                                                 June 30, 1997


Fleet National Bank
111 Westminster Street
Providence, RI 02903

Re: Loan Agreement of even date herewith (the "Loan Agreement") by and between Valley Resources, Inc., a Rhode Island corporation (the "Borrower") and Fleet National Bank (the "Bank")

Ladies and Gentlemen:

     I have examined an executed counterpart of the Loan Agreement and have also examined executed, conformed or other copies identified to my satisfaction of each of the following:

     (a) certificates of recent date of the Secretary of State of the State of Rhode Island to the legal existence of Borrower and each Subsidiary and listing the charter documents of Borrower and each Subsidiary on file in his office;

     (b) copies, certified by said Secretary of State, of all such charter documents of Borrower and each Subsidiary;

     (c) copies of the by-laws of Borrower and each Subsidiary, certain resolutions of the Board of Directors of Borrower , in each case as certified as of the date hereof by the Secretary of said corporation, relating to the Loan and the transactions contemplated thereby;

     (d) certificate dated the date hereof of the Secretary of Borrower as to certain matters, including the incumbency and signatures of certain of its officers;

     (g) the Financing Documents; and

     (h) such other certificates, documents and records as I have deemed necessary for the purposes of this opinion.

     I have also examined and relied upon the representations and warranties as to matters of fact contained in the Financing Documents and the certificates delivered to you in connection therewith at the Closing at which this opinion is being rendered. As to certain matters of fact of which I have no independent knowledge I have also relied upon representations and certificates of the Board and of officers of Borrower delivered at the Closing insofar as the same pertain to the Financing Documents. I have also relied on the covenants as to the application of the proceeds of the Loan and in the documents delivered in connection therewith.

     In my examination of documents, I have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

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     Please be advised that I am a member of the Bar of the State of Rhode
Island. No opinion is expressed herein as to any matter governed by any law other than the laws of the State of Rhode Island, the laws of the United States of America, in each case as such laws are in effect on the date hereof.

     I am assuming that you have all requisite power and authority and have taken all necessary corporate action to enter into the Financing Documents to which you are a party and to effect the transactions contemplated thereby, and that each such Financing Agreement is the legal, valid and binding obligation of you and is enforceable against you in accordance with its terms.

     Based upon and subject to the foregoing, I am of the opinion that:

     1. Good Standing and Power. Trustee is trustee of the Valley Resource, Inc. 401(k) Employee Stock Ownership Trust, a trust duly organized and existing under the laws of the jurisdiction of its organization. Borrower and each Subsidiary is a corporation duly organized and existing under the laws of the jurisdiction of its incorporation, and has the corporate power to own its property and to carry on its business as now being conducted. Borrower and each Subsidiary is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.

     2. KSOP Validity. The KSOP is a validly formed employee stock ownership plan (as defined in Code section 4975(e)(7) and the regulations thereunder), constitutes a tax qualified trust under Code section 401(a) and an employee stock ownership plan which satisfies the requirements thereof and, to the extent applicable, Code section 409 and 4975(e)(7).

     3. Authority. Borrower has full trust or corporate power and authority to enter into the Financing Documents and to grant to you the liens and make the pledges described therein, to make the borrowing under the Loan Agreement and Note, to execute and deliver the Financing Documents, to incur the obligations provided for therein, and to complete the transactions contemplated by the Loan Agreement, all of which have been duly authorized by all proper and necessary action, and have been executed by the duly authorized officers of the Borrower. No consent or approval of stockholders or of any governmental authority is required as a condition to the validity of the Financing Documents.

     4. Authorizations. The consent of any other Person, and all authorizations, consents, approvals, registrations, exemptions and licenses with or from governmental authorities that are necessary for the borrowing, the execution and delivery by Borrower of the Financing Documents, and the performance by Borrower of its obligations thereunder have been duly effected or obtained and are in full force and effect.

     5. Binding Agreement. Each of the Financing Documents executed and delivered by Borrower constitutes the valid and legally binding obligations of Borrower enforceable in accordance with its terms.

     6. Loan Status. Neither the Loan nor the taking of any action contemplated by the Financing Documents is a "Prohibited Transaction" within the meaning of Code section 4975 or section 406 and 408 of ERISA. Proceeds of the Loan will not be used for any purpose which would violate or be inconsistent with Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System.

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

     7. Security Interest All action necessary or desirable that may be taken by Borrower, to protect and perfect a first priority security interest in favor of Bank in all collateral pledged to Bank as security for the obligations under the Loan Agreement has been taken. Assuming that Bank or its duly appointed agent obtains and maintains continuous possession of such collateral, Bank has a legal, valid and perfected first priority security interest in the collateral. All necessary consents, recordings and filings have been obtained or made in order to create and perfect such Liens and all necessary filing, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recording have been paid in full. The Pledge Agreements and Collateral Assignments create in favor of Bank a first priority security interest in the collateral pledged thereunder.

     8. Litigation. Except as set forth in Exhibit J to the Loan Agreement, to my knowledge after due inquiry, there are no proceedings or investigations pending or threatened before any court or arbitrator or before or by any governmental authority which, in any one case or in the aggregate, if determined adversely to the interests of Borrower, the KSOP or any Subsidiaries, could have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of Borrower, the KSOP or any Subsidiaries.

     9. No Conflicts. There is no statute, regulation, rule, order or judgment, no charter, by-law or preference stock provision of Borrower or any Subsidiary and, to my knowledge, no provision of any mortgage, indenture, contract or agreement binding on Borrower, the KSOP or any Subsidiary or affecting its or their property, which would prohibit, conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Financing Documents.

     10. Subsidiaries. At the date hereof, Borrower has the Subsidiaries set forth on Exhibit H to the Loan Agreement.

     I express no opinion herein as to the ownership of or title to any of the collateral purported to be covered by the Security Documents.

     My opinion that the Financing Documents are enforceable, each in accordance with its terms, is subject to the qualifications that: (a) enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally and (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (b) certain provisions of the Financing Documents relating to waivers and to your rights and remedies are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such Financing Documents and each such Financing Document contains adequate provisions for enforcing payment of the obligations evidenced and/or secured thereby and for the practical realization of the rights and benefits afforded thereby.

     The opinion expressed above is intended solely for your use in the above-described transaction and may not be reproduced, filed publicly or relied upon by any other persons for any reason without the express written consent of the undersigned.

                                         Very truly yours,



                                         Wallis M. Koutsogiane
                                         Staff Counsel


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                                    EXHIBIT F

                               Pending Litigation

                              See Exhibit J hereto.


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                                    EXHIBIT G

                  Permitted Encumbrances and Capitalized Leases

Capital Leases, all as listed on financial statements:
  a) Vehicles - Bankers Leasing (CA), U.S. Fleet Leasing
(Waltham, MA) and McCullagh Leasing (Hartford, CT):
  b) Computer equipment - Unisys (Woburn, MA) and Center Capital
Corp (Stanford, CT)

8% First Mortgage Bonds, due 2022 - Trustee:  State Street Bank and Trust

__% Indenture to be dated September 15, 1997, due 2027 - Trustee: Mellon Bank, N.A., Pennsylvania


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                                    EXHIBIT H

                     Subsidiaries of Valley Resources, Inc.

         1.  Valley Gas Company
         2.  Valley Appliance and Merchandising Company
         3.  Valley Propane, Inc.
         4.  Morris Merchants, Inc.
         5.  Rhode Island Development and Exploration Company (inactive)
         6.  Bristol & Warren Gas Company
         7.  Alternative Energy Corporation
         8.  New England Gas Company (inactive)


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                                    EXHIBIT I
                                    ---------

                                 FORM OF REQUEST
                                 ---------------

                                                  ____________,_____


Fleet National Bank
111 Westminster Street
Providence, RI 02903
Attn:  John D. Webb

RE:  Request for Loan

Dear John:

     Reference is made to that certain Loan Agreement, dated as of June ___, 1997 by and among Fleet National Bank and Valley Resources, Inc. (the "Loan Agreement"). Capitalized terms used herein shall have the same meaning as in the Loan Agreement.

     The undersigned hereby requests a Loan from the Bank pursuant to the Loan Agreement in the amount of Three Million One Hundred Forty-Two Thousand Two Hundred and no/100 Dollars ($3,142,200.00). Kindly disburse the proceeds of such Loan as follows: [].

     The undersigned requests that such Loan be funded on June 30, 1997 and such date is in accordance with the terms and conditions of the Loan Agreement.

     The undersigned is submitting herewith an Interest Rate Election with respect to such Loan.

     The undersigned hereby certifies to the Bank that as of the date hereof:

     (a) no Event of Default and no Default has occurred and is continuing; and

     (b) the representations and warranties of the undersigned contained in
Article 4 of the Loan Agreement are true and correct in all material respects except as altered by actions not prohibited under the Loan Agreement.

                                               VALLEY RESOURCES, INC.


                                               By:_____________________________
                                               Title:__________________________



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                                    EXHIBIT J
                                    ---------

                           Hazardous Waste Disclosure
                           --------------------------

a) Valley Gas Company purchased the assets of the gas division of Blackstone Valley Gas and Electric Company (now Blackstone Valley Electric Company) on August 1, 1961. Valley Gas did not conduct operations before that date. In January 1994, a lawsuit was filed against Valley Gas and other parties by Blackstone Valley Electric Company (Blackstone). The claim is for contribution towards a judgment against Blackstone's share of total clean up costs of approximately $6 million of a site in Massachusetts to which oxide waste was transported in the 1930's (the "Mendon Road site"), prior to the incorporation of Valley Gas, and for related declaratory relief concerning potential liability for the site of the former Tidewater plant. Blackstone and the former Mendon Road site owner have been held jointly and severally liable for the cost of the clean up by the Massachusetts Department of Environmental Protection (formerly, the Massachusetts Department of Environmental Quality Engineering) as a result of its suit against Blackstone and the former Mendon Road site owner.

     To the extent that any liability has been asserted against Valley Gas arising out of events relating to the actual or alleged operations of the gas department of Blackstone for any period prior to August 1, 1961, it is the opinion of Valley Gas's management that this liability was not assumed by Valley Gas at the time of the transfer of the gas properties. Rather, it is Valley Gas's position that Blackstone should be obliged to indemnify and to hold Valley Gas harmless from any such liability under the transfer agreements dated August 1, 1961. Specific reference is made to Article III of each of the following documents, copies of which are attached:

1. Indenture of Transfer and Assignment and Assumption of Liabilities of Property under Blackstone Mortgage, dated August 1, 1961.

2. Indenture of Transfer and Assignment and Assumption of Liabilities of Property Not under Blackstone Mortgage, dated August 1, 1961.

     In a recent decision of the U.S. Court of Appeals for the First Circuit, Blackstone's appeal of the judgment against it was sustained and the case was remanded for further proceedings, including a referral of the case to the EPA to determine if the substance in question (FFC) is hazardous.

     Legal fees associated with this claim are expected to be recovered in rates.

b) On March 22, 1996, Valley Gas and Blackstone filed suit in Rhode Island federal district court (with a reservation of Valley Gas's rights against Blackstone on the indemnity issue) to resolve the contribution/indemnity claims in the above case as against Stone & Webster Management Company.

     Legal fees associated with this claim are expected to be recovered in rates.

c) In September 1995, Valley Gas received a letter of responsibility from the Rhode Island Department of Environmental Management ("DEM") with respect to releases from manufactured coal waste on its property that is the site of the former Tidewater plant. The DEM has requested Valley Gas and Blackstone to submit a remedial action work plan to address certain releases on the site. It is too early in the process to determine the extent of any liability of Valley Gas. Management takes the position that it is indemnified by Blackstone for any such expenses. Valley

#157045 v3
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Gas will seek recovery from Blackstone and any insurance carriers deemed to be at risk during the relevant period.

d) In February 1997, Valley Gas received a letter of responsibility from the Rhode Island DEM with respect to the presence of contamination at the site of a former coal gas plant located on Hamlet Ave. in Woonsocket, Rhode Island, which ceased operation before its acquisition by Valley Gas. Valley Gas and Blackstone have been ordered to submit a site investigation work plan to address the nature and extent of contamination at the site. It is too early in the process to determine the extent of any liability of Valley Gas. Management takes the position that it is indemnified by Blackstone for any such expenses. Valley Gas and Blackstone have collaborated on the preparation of the Site Investigation Work Plan. As in the other proceedings, Valley Gas's position is that the 1961 Indemnity Agreements should be enforced, and all collaborative efforts with Blackstone are subject to Valley Gas's reservation of all rights on that issue.


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